F019/5/17

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of April [26], 2019 (as amended, restated or otherwise modified from time to time, this "Agreement"), between Digital Grid (Hong Kong) Technology Co., Limited a Hong Kong company ("Pledgor"), and Bank of China Limited Zhejiang Branch, as Holder ("Holder").

W I T N E S S E T H:

WHEREAS, Pledgor and Holder have entered into and may from time to time enter into the Credit Agreements (as defined below);

WHEREAS, Pledgor is the record and beneficial owner of certain shares of capital stock of Newegg Inc., a Delaware corporation; and

WHEREAS, in order to induce Holder to enter into the Credit Agreements and make advances and extensions of credit thereunder as set forth therein and in the other Loan Documents, Pledgor has agreed to pledge the Pledged Collateral (as defined below) to Holder in accordance herewith.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce the Holder to make advances and extensions of credit under and in accordance with the Loan Documents, it is agreed as follows:

1. Definitions. The following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

"Bankruptcy Code" means title 11, United States Code, as amended from time to time, and any successor statute thereto.

"Credit Agreements" means, collectively any facility agreement, any letter of guarantee and any trade finance credit agreement entered into by and between Pledgor and Holder (each as amended, restated or otherwise modified from time to time).

"Loan Documents" means, collectively, the Credit Agreements, this Agreement, and each other agreement, instrument or document executed or delivered pursuant thereto.

"Pledged Collateral" has the meaning assigned to such term in Section 2 hereof.

"Pledged Entity" means Newegg Inc., a Delaware corporation.

"Pledged Shares" means all shares of issued and outstanding capital stock of the Pledged Entity owned by the Pledgor.

"Secured Obligations" has the meaning assigned to such term in Section 3 hereof.

2. (a) Pledge. Pledgor hereby pledges to Holder and grants to Holder a first priority security interest in all of the following, whether now existing or hereafter acquired (collectively, the "Pledged Collateral"):

(i) the Pledged Shares and any and all certificates or instruments representing the Pledged Shares and all dividends, interest, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(ii) all rights, privileges, authority or power of Pledgor as owner or holder of the Pledged Shares, including, but not limited to, all rights under any by-laws, shareholder agreement or similar agreement related thereto; and

(iii) all additional shares of capital stock arising after the date hereof and issued by the Pledged Entity and all certificates or promissory notes or other instruments evidencing such interests, and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect of such interests.

(b) Priority. The security interest granted to Holder pursuant to Section 2(a) above in the Pledged Collateral shall at all times be a first priority security interest.

3. Security for Obligations. This Agreement secures, and the Pledged Collateral is security for, the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, and performance of all of Pledgor's obligations and liabilities under the Credit Agreements and the other Loan Documents and all obligations of Pledgor now or hereafter existing under this Agreement including, without limitation, all fees, costs and expenses whether in connection with collection actions hereunder or otherwise (collectively, the "Secured Obligations").

4. Delivery of Pledged Collateral. All certificates evidencing the Pledged Collateral shall be delivered to Holder. All Pledged Shares evidenced by certificates shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Holder.

5. Representations and Warranties. Pledgor represents and warrants to Holder that:

(a) Pledgor is, and at the time of delivery of the Pledged Shares to Holder will be, the sole holder of record and the sole beneficial owner of such Pledged Collateral free and clear of any lien thereon or affecting the title thereto, except for any lien created by this Agreement;

(b) All of the Pledged Shares have been duly authorized and validly issued;

(c) Pledgor has the right and requisite authority to pledge, collaterally assign, transfer, deliver, deposit and set over the Pledged Collateral to Holder as provided herein;

(d) None of the Pledged Shares has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject;

(e) All of the Pledged Collateral is currently owned by Pledgor, and is not presently represented by certificates or instruments;

(f) No consent, approval, authorization or other order or other action by, and no notice to or filing with, any governmental authority or any other Person is required (except for any consent required pursuant to the organizational documents of the Pledged Entity, which consent has been obtained on or prior to the date hereof) (i) for the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor, or (ii) for the exercise by Holder of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally;

(g) The pledge, collateral assignment and delivery of the Pledged Collateral pursuant to this Agreement will create a valid first priority lien on and a first priority perfected security interest in favor of Holder in the Pledged Collateral and the proceeds thereof, securing the payment of the Secured Obligations; and

(h) This Agreement has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor enforceable against Pledgor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing.

The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Agreement.

6. Covenants. Pledgor covenants and agrees that:

(a) Without the prior written consent of Holder, Pledgor will not sell, assign, transfer, pledge, or otherwise encumber any of its rights in or to the Pledged Collateral, or any unpaid dividends, interest or other distributions or payments with respect to the Pledged Collateral or grant a lien in the Pledged Collateral;

(b) Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such actions as Holder from time to time may reasonably request in order to ensure to Holder the benefits of the liens in and to the Pledged Collateral intended to be created by this Agreement, including the filing of or the authorization to file of any necessary Uniform Commercial Code financing statements, which may be filed by Holder with or (to the extent permitted by law) without the signature of Pledgor, and will use commercially reasonable efforts to cooperate with Holder, at Holder's expense, in obtaining all necessary approvals and making all

necessary filings under federal, state, local or foreign law in connection with such liens or any sale or transfer of the Pledged Collateral;

(c) Pledgor has and will defend the title to the Pledged Collateral and the liens of Holder in the Pledged Collateral against the claim of any Person and will maintain and preserve such liens;

(d) Pledgor hereby, upon obtaining ownership of any additional shares of capital stock of a Pledged Entity, which shares are not already Pledged Collateral, pledges to Holder all of such additional shares. Pledgor hereby agrees that all Pledged Shares shall for all purposes hereunder be considered Pledged Collateral;

(e) Pledgor will cause all Pledged Shares consisting of certificated equity interests to be or remain certificated securities; and

(f) Pledgor hereby covenants and agrees that it will not agree to any amendment or modification to any of the certificate of incorporation or by-laws of the Pledged Entity, to the extent any such amendment or modification is adverse or prejudicial to the interests of Holder, without the prior written consent of Holder.

7. Pledgor's Rights. As long as no "event of default" (or substantially comparable term) under any Credit Agreement shall have occurred and be continuing:

(a) Pledgor shall have the right, from time to time, to vote and give consents with respect to the Pledged Collateral, or any part thereof for all purposes not prohibited by the provisions of this Agreement, the Credit Agreements or any other Loan Document; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of adversely impairing the position or interest of Holder in respect of the Pledged Collateral or which would authorize, effect or consent to (unless consented to by Holder):

(i) the dissolution or liquidation, in whole or in part, of a Pledged Entity;

(ii) the consolidation or merger of a Pledged Entity with any other Person; or

(iii) the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity; or

(b) (i) Pledgor shall be entitled (subject to the terms of the other Loan Documents), from time to time, to collect, receive and retain for its own use all dividends, distributions and interest paid in respect of the Pledged Collateral to the extent permitted by the terms of the Credit Agreements other than any and all: (A) dividends paid or payable in Pledged Shares or other securities, or in exchange for, any Pledged Collateral; (B) dividends and other distributions paid or payable in Pledged Shares or other securities or instruments distributed in respect of any Pledged Shares in connection with a partial or total liquidation or

dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of a Pledged Entity; and (C) Pledged Shares or other securities or instruments paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, any Pledged Collateral; provided, however, that until actually paid all rights to such distributions shall remain subject to the lien created by this Agreement; and

(ii) all dividends, distributions and interest (other than such dividends, distributions and interest as are permitted to be paid to any Pledgor in accordance with Section 7(b)(i) hereof), whenever paid or made, shall be delivered to Holder to hold as Pledged Collateral and shall, if received by Pledgor, be received for the benefit of Holder, be segregated from the other property or funds of Pledgor, and be promptly delivered to Holder in the same form as so received (with any necessary endorsement).

8. Defaults and Remedies.

(a) Upon the occurrence of an "event of default" (or substantially comparable term) under any Credit Agreement and during the continuation of such "event of default" (or substantially comparable term) under any Credit Agreement, Holder (personally or through an agent) is hereby authorized and empowered to, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon, to sell in one or more sales after ten (10) days' notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice Pledgor agrees is commercially reasonable) the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though Holder was the outright owner thereof, Pledgor hereby irrevocably constituting and appointing Holder as the proxy and attorney-in-fact of Pledgor during the occurrence and continuance of any "event of default" (or substantially comparable term) under any Credit Agreement with full power of substitution to do so, and which appointment shall remain in effect until such "event of default" (or substantially comparable term) under any Credit Agreement" has been cured; provided, however, Holder shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so. Any sale shall be made at a public or private sale at Holder's place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as Holder may deem fair, and Holder may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but Holder reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance and, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived (to the extent permitted by applicable law)

and any sale hereunder may be conducted by an auctioneer or any officer or agent of Holder.

(b) If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Holder, in its discretion, that the proceeds of the sales of the whole of the Pledged Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, Holder may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived (to the extent permitted by applicable law); provided, however, that any sale or sales made after such postponement shall be after ten (10) days' notice to Pledgor.

(c) If, at any time when Holder shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (or any similar statute then in effect) (the "Act"), Holder may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as Holder may deem necessary or advisable, but subject to the other requirements of this Section 8, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, Holder in its discretion (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or any part thereof. In addition to a private sale as provided above in this Section 8, if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 8, then Holder shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(i) as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;

(ii) as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof;

(iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person's access to financial information about Pledgor and such Person's intentions as to the holding of the Pledged Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

(iv) as to such other matters as Holder may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors' rights and the Act and all applicable state securities laws.

(d) Pledgor recognizes that Holder may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with Section 8(c) hereof. Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. Holder shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if Pledgor and the Pledged Entity would agree to do so.

(e) Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an "event of default" (or substantially comparable term) under any Credit Agreement it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives (to the extent permitted by applicable law) the benefit of all such laws to the extent it lawfully may do so. Pledgor agrees that it will not interfere with any right, power and remedy of Holder provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Holder of any one or more of such rights, powers or remedies. No failure or delay on the part of Holder to exercise any such right, power or remedy and no notice or demand which may be given to or made upon Pledgor by Holder with respect to any such remedies shall operate as a waiver thereof, or limit or impair Holder's right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against Pledgor in any respect.

(f) Pledgor further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to Holder, that Holder shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 8 shall be specifically enforceable against Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) and agrees not to assert

any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations or that the Secured Obligations have been paid in full (other than unasserted contingent obligations) in cash.

9. Waiver. No delay on Holder's part in exercising any power of sale, lien, option or other right hereunder, and no notice or demand which may be given to or made upon Pledgor by Holder with respect to any power of sale, lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair Holder's right to take any action or to exercise any power of sale, lien, option, or any other right hereunder, without notice or demand, or prejudice Holder's rights as against Pledgor in any respect.

10. Termination. Upon the repayment in full of all obligations and liabilities under the Loan Documents and termination of all commitments thereunder, the security interest granted hereby to Holder shall automatically terminate hereunder and all rights to the Pledged Collateral shall revert to Pledgor and, except as otherwise provided herein, all of Pledgor's obligations hereunder shall at such time automatically terminate. Upon the repayment in full of all obligations and liabilities under the Loan Documents and termination of all commitments thereunder, Holder shall (a) deliver to Pledgor the original held by Holder of the Pledged Collateral pledged by Pledgor at the time subject to this Agreement and all instruments of assignment executed in connection therewith and (b) at Pledgor's expense, execute and/or deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.

11. Intentionally Omitted.

12. Lien Absolute. All rights of Holder hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Credit Agreements, any Loan Document or any other agreement or instrument governing or evidencing the obligations under the Loan Documents or any Secured Obligations;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any part of the obligations under the Loan Documents or the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreements, any Loan Documents or any other agreement or instrument governing or evidencing the obligations under the Loan Documents or any Secured Obligations;

(c) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations under the Loan Documents or the Secured Obligations;

(d) the insolvency of Pledgor; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor (other than the payment in full of the obligations under the Loan Documents and termination of all commitments thereunder and the Secured Obligations (other than unasserted contingent obligations)).

13. Release. Pledgor consents and agrees that Holder may at any time, or from time to time, in its discretion, exchange, release and/or surrender all or any of the Collateral, or any part thereof, by whomsoever deposited, which is now or may hereafter be held by Holder in connection with all or any of the obligations under the Loan Documents or the Secured Obligations; all in such manner and upon such terms as Holder may deem proper, and without notice to or further assent from Pledgor, it being hereby agreed that Pledgor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the obligations under the Loan Documents or the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Credit Agreements, or any other agreement governing the obligations under the Loan Documents or any Secured Obligations. Pledgor hereby waives (to the extent permitted by applicable law) notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any and all of the obligations under the Loan Documents or the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon Pledgor. No act or omission of any kind on Holder's part shall in any event affect or impair this Agreement.

14. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Pledgor or the Pledged Entity for liquidation or reorganization, should Pledgor or the Pledged Entity become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Pledgor's or a Pledged Entity's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations under the Loan Documents or the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations under the Loan Documents or the Secured Obligations, whether as a "voidable preference", "fraudulent conveyance", or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

15. Miscellaneous.

(a) Holder may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

(b) Pledgor agrees to promptly reimburse Holder for its reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees, incurred by Holder in connection with the administration and enforcement of this Agreement.

(c) Holder, or any of its respective officers, directors, employees, agents or counsel, shall not be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence, bad faith or willful misconduct.

16. Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

17. Notices. All notices and other communications to be given under this Agreement (i) must be in writing and delivered to the recipient's address as previously provided to the sender and (ii) will be deemed duly given (A) when delivered personally to the recipient, (B) one Business Day after being sent to the recipient by nationally recognized overnight private carrier (charged prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), or (C) four Business Days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested).

18. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

19. Counterparts. This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.

20. Governing Law; Binding Agreement. The provisions of this Agreement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of New York without regard to conflict of laws principles. This Agreement may not be modified except by a writing executed by the Holder and the Pledgor, and no waiver of any provision of this Agreement, and no consent to any departure by the Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement shall be binding upon the Pledgor and its successors and permitted assigns, and shall inure to the benefit of the Holder and its successors and assigns.

21. Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof. In the event of conflict between this Agreement and any Credit Agreements, such Credit Agreement shall govern.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PLEDGOR:

DIGITAL GRID (HONG KONG) TECHNOLOGY CO., LIMITED
By:________________________________
Name: He Zhitao
Title:________________________________

HOLDER:

BANK OF CHINA LIMITED ZHEJIANG BRANCH

By:________________________________
Name:________________________________
Title:________________________________